Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 10th day of October, 2005 (the “Amended Agreement”), between New Skies Satellites B.V. (the “Company”), an entity established under Dutch law, and Daniel S. Goldberg (the “Employee”).

WHEREAS the Company and the Employee have entered into that certain Employment Agreement, dated April 23, 2002, as amended and restated as of October 5, 2004 (the “2004 Agreement”); and

WHEREAS, the Company and the Employee desire to amend the 2004 Agreement in certain respects effective on and after January 1, 2005 (the “Effective Date”) and to restate the 2004 Agreement to read in its entirety as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment, Duties, Authority and Agreements.

(a) The Company hereby agrees to employ the Employee as Chief Executive Officer of the Company and the Employee hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”).  In addition, if requested, the Employee shall serve as the President of New Skies Satellites Holdings Ltd., an entity established under Bermuda law (the “Parent”).  The Employee shall report solely and directly to the board of the Company (the “Board”) in respect of his duties to the Company and to the board of directors of the Parent (the “Parent Board”) in respect of his duties to the Parent. The Employee will have such duties, responsibilities and authority as are customary for chief executive officers of comparable entities to the Company. During the Employment Period, the Employee shall be subject to, and shall act in substantial accordance with, all reasonable instructions and directions of the Board and/or the Parent Board, as applicable, and all applicable reasonable policies and rules thereof as are consistent with the above title, duties, responsibilities and authority and the Company’s Articles of Association.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and any entity that is a direct or indirect wholly-owned subsidiary of Parent (such subsidiaries hereinafter referred to as the “Affiliates”).

(c) During the Employment Period, the Employee may not, without the prior written consent of the Board, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization and (ii) manage his personal, financial and legal affairs, so long as such activities (described in clauses (i) and (ii)) do not interfere with the performance of his duties and responsibilities to the Company or its Affiliates as provided hereunder. Except as described in this Section 1(c), Employee shall not provide any services to any other entity during the term of this Amended Agreement without the written consent of the Board.

2. Compensation.

(a) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, following the Effective Date, during the Employment Period the Company shall pay the Employee, not less than once a month pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of U.S. $575,000 per annum, payable in U.S. Dollars or in Euros at the Employee’s election, at an exchange rate to be fixed annually by mutual agreement between the Employee and the Company (the “Base Salary”). The Base Salary shall be reviewed annually and be increased further (but not decreased) in the absolute discretion of the Board. Any such increased Base Salary shall then become the Base Salary for all purposes hereunder.

(b) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, beginning in calendar year 2002 and for the remainder of the Employment Period (the “Bonus Period”), the Employee shall have an opportunity to earn an annual cash bonus in accordance with the following terms. For each calendar year during the Bonus Period, Employee shall be eligible to earn a cash bonus. With respect to each such year following the Effective Date, the target cash bonus shall be 100% and the maximum cash bonus shall be 150% of the Employee’s Base Salary for that year, subject to the attainment of certain targets established by the Board in good faith (either acting directly or acting through its Compensation Committee) for that year and, except as otherwise provided in Section 5, subject to the Employee’s employment with the Company on the last day of the calendar year (the “Annual Bonus”). It is agreed that the target 100% bonus level is a target and not a minimum bonus amount. The Annual Bonus earned by the Employee with respect to each year shall be paid to the Employee not later than the first regular pay date following the determination of the amount of such Annual Bonus.

(c) During the Employment Period, the Employee shall be entitled to the following benefits and perquisites:

(i) medical and dental coverage (including for the Employee’s spouse and children under the age of 21), on terms that are no less favorable than those generally provided to other senior executives of the Company from time to time, subject to customary and reasonable limits, co-payments, deductibles, employee contributions and exclusions;

(ii) at Employee’s election, either a car provided by the Company suitable to his position or the equivalent cost of such a car to the Company in cash;

(iii) any benefits and perquisites generally provided to other senior executives of the Company, from time to time, provided that the Employee shall not be entitled to participate in any such plan providing for benefits in the nature of severance pay; and

(iv) participation in the New Skies Satellites N.V. Headquarters Location Premium (HQLP) plan, as such plan may be amended by New Skies from time to time.

(d) During the Employment Period, the Employee shall be entitled to paid vacation of twenty-five (25) days per year. The ability to carry forward vacation time shall be subject to the Company’s vacation policy applicable generally to executive officers of the Company as in effect from time to time. The Employee is not entitled to holiday allowances.

(e) The Company shall promptly reimburse the Employee for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(f) The Company shall promptly reimburse the Employee for expenses related to his relocation from Europe to the United States upon the termination of the Employment Period, as provided for in the New Skies’ Relocation Policy existing on January 1, 2002.

3. Employment Period.

The first day of Employee’s employment with the Company was October 23, 1998 and the Employee’s employment as Chief Executive Officer of the Company commenced on January 1, 2002 and shall continue indefinitely until it is terminated in accordance with Section 4 below upon the earliest to occur of the following events:

(a) Death. The Employee’s employment hereunder shall terminate upon his death.

(b) Cause. The Company may terminate the Employee’s employment hereunder for Cause. For purposes of this Amended Agreement, the term “Cause” shall mean: (i) a willful and material violation by the Employee of either Section 1(c) or 7 of this Amended Agreement (unless such violation is cured by the Employee within thirty (30) days of receipt of a written notice from the Board which specifically identifies the facts and circumstances of such violation); (ii) the willful failure by the Employee to substantially perform the duties reasonably assigned to him within the scope of the Employee’s duties and authority as stated in Section 1(a) hereunder (other than as a result of physical or mental illness or injury), after the Board delivers to the Employee a written demand for substantial performance that specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides the Employee thirty (30) days to begin to substantially perform, provided that the Company shall not have the right to terminate the Employee’s employment hereunder for Cause if the Employee begins to substantially perform within such thirty-day period; (iii) the Employee’s willful misconduct, willful waste of corporate assets or gross negligence which in any such event substantially and materially injures the Company or its Affiliates; or (iv) the indictment of the Employee for a felony involving moral turpitude. In order for a termination to be considered to be for Cause, the Notice of Termination (as defined below) must be delivered within six (6) months of the date on which the Company first knows of the event constituting Cause.

(c) Without Cause. The Company may terminate the Employee’s employment hereunder without Cause.

(d) Good Reason. The Employee may terminate his employment hereunder for Good Reason. For purposes of this Amended Agreement, the term “Good Reason” shall mean: (i) a reduction by the Company in the Employee’s Base Salary; (ii) any failure by the Company to pay any amounts due to the Employee within ninety (90) days of the date such amount is due; (iii) any material diminution of the level of responsibility or authority of the Employee, including the Employee’s reporting duties; (iv) any adverse change in Employee’s title or position; (v) the failure by the Company to obtain from any successor an assumption of the obligations of the Company as contemplated by Section 11(d) herein; (vi) removal of the Employee from membership on the Board and the Parent Board during the Employment Period other than in connection with a termination of the Employee’s employment under Section 3(a), 3(b) or 3(e) of this Amended Agreement or as a result of the Employee’s Disability (as defined below) in accordance with the requirements of the laws of The Netherlands; and (vii) the Company requiring the Employee to be based at any office or location that is more than 50 kilometers from the Company’s current corporate headquarters and that is not in Paris, France; provided, that, with respect to any such relocation the Employee delivers a written notice of such Good Reason termination to the Company within thirty (30) days after receiving written notice from the Company of the possibility of such event; and provided, further, that the Employee delivers a written notice to the Board within six (6) months of the date on which the Employee first knows of the event constituting Good Reason which specifically identifies the facts and circumstances claimed by Employee to constitute Good Reason and the Company has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice. For purposes of this Section 3(d), “Disability” shall mean the Employee’s incapacity due to physical or mental illness, where the Employee has been unable to perform his duties hereunder for a period of (i) six (6) consecutive months or 180 days within a 365-day period or (ii) such longer period as may be required by the laws of The Netherlands.

(e) Without Good Reason. The Employee may terminate his employment hereunder without Good Reason.

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee during the Employment Period (other than termination pursuant to Section 3(a)) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a). For purposes of this Amended Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Amended Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and shall attach any prior notices required under Section 3.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death; or (ii) if the Employee’s employment is terminated for any other reason, one month after the date on which a Notice of Termination is given or any later date (agreed upon by the parties, after the giving of such notice).

(c)  Board/Committee Resignation.  Upon termination of the Employee’s employment for any reason, the Employee agrees to resign, as of the date of such termination and to the extent applicable, from the Parent Board (and any committees thereof) and any board (and any committees thereof) of the Company.

5. Termination Payments.

(a) Without Cause or for Good Reason. In the event of the termination of the Employee’s employment during the Employment Period by the Company without Cause or by the Employee for Good Reason, the Company shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination, (i) the Employee’s Base Salary through the Date of Termination, outstanding business expenses pursuant to Section 2(f) hereof (to the extent not theretofore paid), and any other amounts due to Employee but which have not been paid (the “Accrued Obligations”), (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination, (iv) a lump-sum payment equal to two and one-half times the sum of (x) the Employee’s Base Salary (as in effect on the Date of Termination) and (y) the greater of (A) the target Annual Bonus for the year in which the Date of Termination falls and (B) the Annual Bonus paid or payable to Employee in respect of the year immediately preceding the year in which the Date of Termination falls, (v) reimbursement for outplacement services in an amount up to $25,000 upon the Employee’s submission of receipts for such services, and (vi) continuation of benefits in Section 2(c)(i) for 2.5 years following the Date of Termination; provided the Company’s obligation to provide continued welfare benefits under this Section 5(a)(vi) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that in the event that the Employee is precluded from continuing full participation in the Company’s welfare benefit plans that provide for the benefits described in Section 2(c)(i) as contemplated by this Section 5(a)(vi), the Employee shall be provided with the after-tax economic equivalent of any benefit or coverage foregone.  For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Employee of obtaining such benefit or coverage himself on an individual basis.  Payment of such after-tax economic equivalent shall be made quarterly.

The payments provided in this Section 5(a) are (i) not subject to offset or mitigation and (ii) conditioned upon and subject to the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Company, its Affiliates, directors, officers and employees. The Company shall have no additional obligations under this Amended Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii)

any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

(b) Cause or without Good Reason. If the Employee’s employment is terminated during the Employment Period by the Company for Cause or by the Employee without Good Reason, the Company shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee or his estate in the event of his death, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations and (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to the Date of Termination, but only if the event constituting Cause occurs after the end of such calendar year. The Company shall have no additional obligations under this Amended Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

(c) Death. If the Employee’s employment is terminated by the Employee or as a result of his death, the Company shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee’s estate, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations; (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination; and (iii) an Annual Bonus equal to the prior year’s Annual Bonus which amount shall not be less than 100% of the Base Salary as of the Date of Termination pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination. The Company shall have no additional obligations under this Amended Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

6. Indemnification.

The Company shall indemnify, defend and hold the Employee harmless from and against any and all liability or obligation arising from or relating to this Amended Agreement or the performance by the Employee of his obligations hereunder, in accordance with the indemnification provisions set forth in Article 14 of the Company’s Articles of Association, as in effect on the date hereof, provided, that this obligation to indemnify and defend shall not extend to disputes between the Employee and the Company, if any, which relate to the benefits or other amounts in the nature of compensation from the Company to which the Employee believes he is entitled. The Employee shall receive coverage by a customary director and officer indemnification policy on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

7. Non-Solicitation; Non-Disclosure; Workproduct; Non-Competition.

(a) During the Employment Period and for one year following the termination of Employee’s employment with Company for any reason the Employee agrees not to offer employment to any employee of the Company or any of its Affiliates for other than employment by the Company or its Affiliates or attempt to induce any such employee to leave the employ of the Company or its Affiliates and the Employee further agrees not to solicit any clients or suppliers of the Company or its Affiliates to do business with any competing business of the Company or its Affiliates.

(b) Employee agrees that he will not appropriate for his own use, disclose, divulge, furnish or make available to any person, unless in the normal course of business or as authorized by the Company in writing, any confidential or proprietary information concerning the Company or its Affiliates, including, without limitation, any confidential or proprietary information concerning the operations, plans or methods of doing business of the Company or its Affiliates (the “Information”); provided, that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of this Amended Agreement. Notwithstanding the foregoing, the Employee may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide the Company with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that the Company may, upon notice to the Employee, take such action as the Company deems appropriate in relation to such subpoena or request.

(c) Employee agrees that all right, title and interest to all works of whatever nature generated in the course of his employment resides with the Company and its Affiliates.  Employee agrees that he will return to the Company, not later than the Date of Termination, all property, in whatever form (including computer files and other electronic data), of the Company and its Affiliates in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Company, its officers, directors, shareholders, customers or Affiliates, and any business or business opportunity of the Company and its Affiliates.

(d) Employee agrees not to engage in any aspect of the Satellite Business (as hereinafter defined) (i) during the Employment Period and (ii) in the event of the termination of the Employee’s employment during the Employment Period for any reason, other than a termination by the Company without Cause or by the Employee with Good Reason, for one year following the termination of Employee’s employment with the Company.  Employee shall be deemed to be engaging in the Satellite Business if he directly or indirectly, whether or not for compensation, renders personal services of any kind in any capacity for any Competitor (as hereinafter defined).

For purposes of this Section 7(d):

(i) The “Satellite Business” shall mean the business of communication of electronic video, data, voice or other information by transmission by satellite operating in the Fixed Satellite Service frequencies for hire or any other business in which the Company or its Affiliates is engaged from time to time during the Employment Period.

(ii) A “Competitor” is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business.

(e) The restrictions of Section 7(d) hereof shall be deemed to be separate restrictions with respect to each geographic area, time period and activity covered thereby. Employee hereby agrees that if, in any judicial proceeding, a court shall refuse to enforce any such separate restriction, then such unenforceable restriction shall be deemed eliminated from this Amended Agreement for the purpose of such proceeding or any other judicial proceeding, but only to the extent necessary to permit the remaining restrictions of Section 7(d) hereof to be enforced.

(f) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Employee to perform any of his obligations under this Section 7. Accordingly, if the Company or its Affiliates institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, Employee hereby waives the claim or defense that the Company or any of its Affiliates has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

(g) The restrictions in this Section 7 shall be in addition to any restrictions imposed on Employee by statute or at common law.

8.   Legal Fees.

The Company will pay, or reimburse Employee for, reasonable attorney’s fees and costs incurred by Employee in negotiating and documenting this Amended Agreement and any related agreement with the Company (not including any termination or similar agreement except as provided in Section 11(g)).

9. Tax-free Allowance Subject to 30% Ruling.

If and insofar as the Employee has received or may receive a tax-free allowance for extra-territorial costs under Section 9 of the 1965 Payroll Tax Implementation Decree (as further described in clause (ii) below), the following shall apply:

(i)            The originally agreed upon Wages from Current Employment shall be reduced for employment law purposes so that 100/70 of the adjusted Wages from Current Employment is equal to the originally agreed upon Wages from Current Employment.  As used herein.  “Wages from Current Employment” are all income (in cash, cash equivalent, or benefit in kind) that is subject to wage tax withholding in the Netherlands.

(ii)           The Employee shall receive an allowance for extra-territorial costs from the Employer, equal to 30/70 of the adjusted Wages from Current Employment (the “Allowance”).

(iii)          The Employee is aware of the fact that, in view of the applicable regulations, an adjustment to the remuneration agreed under this Section may affect all considerations and benefits that are linked to Wages from Current Employment, such as pension rights and social security benefits.

(iv)          The intention of this Section is to automatically apply Section 9 of the 1965 Payroll Tax Implementation Decree to all elements of Wages from Current Employment that can benefit from this special provision.

(v)           The Employee acknowledges and agrees that, as a result of the adjustments described in clause (i) and (ii), the Employee’s adjusted Base Salary (the “Adjusted Base Salary”) shall equal 70/100 of the previously agreed Base Salary.  The Employee hereby consents to this adjustment and agrees that it shall not constitute a breach of this Amended Agreement or give rise to any rights on the part of the Employee.  Following any adjustment hereunder, all references in this Amended Agreement to Base Salary shall be deemed to refer to the Employee’s Total Base Compensation, which shall equal the sum of the Adjusted Base Salary and an allowance equal to 30/70 of the Adjusted Base Salary.  For the avoidance of doubt, the term “originally agreed upon Wages from Current Employment” shall refer to the Wages from Current Employment in effect immediately prior to the adjustments described in clause (i) and (ii).

10. Excise Tax Matters.

(a) Anything in this Amended Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Amended Agreement or otherwise (a “Payment”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the United States Internal Revenue Code (the “Code”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) All determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm appointed by the Company and reasonably acceptable to the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within ten business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of Employee’s residence and/or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to Employee five days prior to when due (or to the appropriate taxing authority on Employee’s behalf when due).  If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall so indicate to Employee in writing.  Subject to the following sentence and Section 10(c) hereof, any determination by the Accounting Firm shall be binding upon the Company and Employee.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Employee was lower than the amount actually due (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 10(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

(c)  Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Employee prior to the expiration of such period that it desires to contest such claim, Employee shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Employee is required to extend the statute of limitations to enable the Company to contest such claim, Employee may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)  If, after the receipt by Employee of an amount paid or advanced by the Company pursuant to this Section 10, Employee becomes entitled to receive any refund with respect to a Gross-Up Payment, Employee shall (subject to the Company’s complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 10(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

11. Miscellaneous.

(a) Any notice or other communication required or permitted under this Amended Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

New Skies Satellites B.V.

Rooseveltplantsoen 4

2517 KR The Hague

The Netherlands

Attention:      General Counsel

If to the Employee:

Frederik Hendrikplein 46

2582 BA, The Hague

The Netherlands

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

(b) This Amended Agreement constitutes the entire agreement among the parties hereto with respect to the Employee’s employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee’s employment.

(c) This Amended Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Amended Agreement.

(d) (i) This Amended Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Amended Agreement nor any right or obligation under this Amended Agreement may be assigned, transferred, pledged or encumbered by the Company or by the Employee except as otherwise permitted herein.

(ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Amended Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Amended Agreement, “Company” shall mean both the Company, as defined above, and any such successor that assumes and agrees to perform this Amended Agreement, by operation of law or otherwise.

(e) If any provision of this Amended Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(f) The Company may withhold from any amounts payable to the Employee hereunder all Dutch and foreign, federal, state, city or other taxes and other amounts that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(g) This Amended Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without reference to its principles of conflicts of law. In the event of any dispute or controversy arising hereunder, the Company shall bear the expenses reasonably incurred by the Employee in connection therewith, including without limitation reasonable legal fees; provided, that the Employee shall reimburse the Company for such expenses (including without limitation such legal fees) if the Employee does not prevail with respect to a majority of his position in such dispute.

(h) Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to the Employee at any date as a result of the termination of the Employee’s employment hereunder shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee (or if Employee has died, to his estate), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

(i)  This Amended Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(j) The headings in this Amended Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement, as of the date first written above.

NEW SKIES SATELLITES B.V.

/s/ David Tolley
By:

DANIEL S. GOLDBERG

/s/ Daniel S. Goldberg
By: Daniel S. Goldberg